EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter Ended March 31, 2014

WOOSTER, Ohio, April 24, 2014 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $670,000 or $0.24 per diluted share for the quarter ended March 31, 2014, compared to $578,000 or $0.20 per diluted share for the quarter ended March 31, 2013. The return on average equity and return on average assets for the 2014 quarter were 6.89% and 0.65%, respectively, compared to 5.78% and 0.58%, respectively, for the 2013 quarter.

Net interest income increased $169,000 for the quarter ended March 31, 2014, compared to the quarter ended March 31, 2013. Interest income increased $122,000 during the 2014 quarter mainly due to a $10.9 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.83% in the prior year quarter to 3.85% in the current year quarter. The increase in average earning assets for the 2014 quarter compared to the 2013 quarter includes a $13.9 million increase in loan balances, partially offset by a $2.1 million decrease in securities balances, as the Company continues to enhance its mix of earning assets by converting lower yielding securities into higher yielding loans. The increase in rate earned is primarily due to decreases in both securities prepayments and amortization of purchase premiums as a result of an increase in market rates which slowed the volume of rate-driven refinancing compared to the prior year quarter. However, despite the rise in rates from historic lows, the continued overall low level of market interest rates continues to result in new loan originations at lower yields than the existing portfolio and the downward repricing of existing adjustable rate loans that continue to negatively affect the net interest margin. Interest expense decreased $47,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid, which was partially offset by an increase in the average balance of both deposits and borrowings compared to the prior year quarter. The net interest spread was 3.26% for the quarter ended March 31, 2014 compared to 3.17% for the 2013 quarter.

Provision for loan losses was $8,000 in the 2014 quarter, an increase of $149,000 from a credit of $141,000 provided during the 2013 quarter. The increase is primarily due to certain improved economic and specific factors in the 2013 quarter that allowed the release of reserves that was not repeated in the 2014 quarter. The provision for the current year quarter remained low due to a continuation of consistent economic factors as reported in December 2013, combined with moderate loan growth.

Noninterest income decreased $19,000 for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. The decrease was primarily due to a $22,000 decrease in gain on sale of residential mortgage loans. The decrease in gain on sale of residential mortgage loans was primarily due to reduced loan sales in the 2014 quarter compared to the 2013 quarter.

Noninterest expense decreased $82,000 for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. The decrease was primarily due to a $36,000 decrease in franchise taxes and a $54,000 decrease in other operating expenses, partially offset by a $34,000 increase in occupancy and equipment expense. The decrease in franchise taxes was primarily due to the State of Ohio's newly enacted Financial Institutions Tax during the 2014 quarter, which resulted in lower taxes compared to the previous Ohio corporate franchise tax that was in place during the 2013 quarter.  The decrease in other operating expenses was primarily due a decrease in office supplies and marketing expenses, partially offset by an increase in audit and accounting expense compared to the prior year quarter.  The increase in occupancy and equipment expense was due to increases in building insurance, data processing and our automated teller machine (ATM) network compared to the prior year quarter.

At March 31, 2014, the Company had total assets of $409.6 million, a decrease of $704,000, from total assets at December 31, 2013. The decrease in total assets includes a $3.3 million decrease in cash and a $799,000 decrease in Federal Home Loan Bank stock, partially offset by a $1.7 million increase in total securities, and a $1.5 million increase in net loan balances.

Total securities increased $1.7 million to $111.9 million at March 31, 2014, compared to $110.2 million at December 31, 2013. The increase in securities was primarily due to investing our excess cash balances into securities. Net loans increased by $1.5 million, to $262.6 million at March 31, 2014 compared to $261.1 million at December 31, 2013, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $2.6 million, or 0.97% of gross loans, at March 31, 2014, compared to $2.8 million, or 1.07% of gross loans, at December 31, 2013. Nonperforming assets, which consist of loans on non-accrual status and real estate owned, totaled $2.3 million at March 31, 2014, or 0.88% of total loans, a decrease of $559,000 from the December 31, 2013, balance of $2.9 million, or 1.10% of total loans.

Federal Home Loan Bank (FHLB) stock, totaled $4.2 million, and decreased $799,000, compared to $5.0 million at December 31, 2013. The decrease was due to a stock repurchase program initiated by the FHLB whereby the FHLB repurchased excess shares held by member banks.

Deposits totaled $338.2 million at March 31, 2014, an increase of $613,000 from $337.6 million at December 31, 2013. This increase includes a $4.5 million increase in savings and money market balances and a $248,000 increase in time deposits, partially offset by a $4.2 million decrease in demand deposits.  The rate of change in the composition of deposits from higher cost term deposits to lower cost liquid deposits slowed during the quarter as the difference between maturing and renewal rates on term deposits has narrowed and customers adjust to the extended period of low interest rates. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits.  Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, decreased by $1.4 million and totaled $5.8 million at March 31, 2014. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $22.4 million at March 31, 2014, compared to $22.3 million at December 31, 2013.  This increase includes $31,000 related to amortized prepayment penalties. The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans as compared to securities at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders' equity increased by $771,000 during the quarter ended March 31, 2014, primarily due to net income of $670,000, and a $358,000 increase in unrealized gains on available-for-sale securities. These increases were partially offset by dividends of $222,000, and purchases of treasury stock totaling $56,000 during the current year quarter.

The purchase of treasury shares during the current year period were made as part of the Company's share repurchase program that was initially announced during 2012 whereby the Company was authorized to repurchase up to 5.0%, or 150,206 shares of its common stock outstanding. On September 30, 2013, the Company announced the adoption of a new share buy-back program authorizing the repurchase of an additional 2.5% or 72,150, shares of its common stock outstanding. As a result of these two plans, net of shares previously repurchased, the Company may repurchase up to 56,682 shares of its common stock outstanding as of March 31, 2014.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months ended March 31,

	2014	2013

Quarterly Results

Net Interest Income	$3,179	$3,010
Net Income	$670	$578
Earnings Per Share:
Basic	$0.24	$0.20
Diluted	$0.24	$0.20
Return on Average Assets (Annualized)	0.65%	0.58%
Return on Average Equity (Annualized)	6.89%	5.78%

	March 31, 2014	December 31, 2013
End of Period Data

Total Assets	$409,589	$410,293
Stockholders' Equity to Total Assets	9.60%	9.40%
Shares Outstanding	2,838,439	2,843,439
Book Value Per Share	$13.85	$13.56

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended March 31,
	2014	2013
Interest income	$ 3,721	$ 3,599
Interest expense	542	589
Net interest income	3,179	3,010
Provision (Credit) for loan losses	8	(141)
Net interest income after provision for loan losses	3,171	3,151
Noninterest income	371	390
Noninterest expense	2,651	2,733
Income before federal income taxes	891	808
Provision for federal income taxes	221	230
Net income	$ 670	$ 578

Earnings per share
Basic	$ 0.24	$ 0.20
Diluted	$ 0.24	$ 0.20

Dividends per share	$ 0.08	$ 0.07

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	March 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	10,118	13,381
Investment securities, net (1)	111,935	110,248
Loans receivable, net	262,562	261,130
Federal Home Loan Bank stock	4,226	5,025
Premises & equipment	6,636	6,692
Foreclosed assets held for sale, net	0	0
Bank-owned life insurance	9,073	9,006
Other assets	5,039	4,811
TOTAL ASSETS	$409,589	$410,293

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	338,184	337,571
Other short-term borrowings	5,818	7,212
Federal Home Loan Bank Advances	22,367	22,336
Accrued interest payable and other liabilities	3,897	4,622
TOTAL LIABILITIES	370,266	371,741

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,979	35,976
Retained earnings	19,190	18,743
Shares acquired by ESOP	(473)	(492)
Treasury Stock, at cost - 1,140,292 and 1,135,292 shares at March 31, 2014 and December 31, 2013 respectively.	(16,194)	(16,138)
Accumulated other comprehensive income	423	65
TOTAL STOCKHOLDERS' EQUITY	39,323	38,552

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$409,589	$410,293
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767